UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

December 6, 2019

Date of Report (Date of earliest event reported)

Windtree Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-26422	94-3171943
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

2600 Kelly Road, Suite 100

Warrington, Pennsylvania 18976

(Address of principal executive offices)

(215) 488-9300

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act

Title of each class	Trading symbol(s)	Name of each exchange on which registered

Securities registered pursuant to Section 12(g) of the Act: Common Stock, $0.001 par value

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

Effective December 6, 2019, Windtree Therapeutics, Inc. (the “Company”) entered into a Securities Purchase Agreement (the “SPA”) and a Registration Rights Agreement (the “Registration Rights Agreement”) with select institutional investors (“Investors”), whereby the Company agreed to issue and sell to the Investors an aggregate of 8,749,999 shares of common stock (the “Common Stock”) at a price per share of $3.02, for an aggregate cash purchase price of approximately $26,424,997 million (the “Financing”). In connection with the Financing, the Company issued Series I Warrants (the “Series I Warrants”) to the Investors to purchase up to an aggregate of 4,375,002 shares of Common Stock (the “Warrant Shares”), at an exercise price equal to $4.03 per share. The Series I Warrants may be exercised on the six-month anniversary of the date of issuance and through the 5-year anniversary of the date of issuance. The Series I Warrants may be exercised for cash or on a cashless basis if there is no effective registration statement registering the resale of the Warrant Shares and may not be exercised to the extent that the holder thereof would, following such exercise or conversion, beneficially own more than 4.99% (or such other percent as designated by each holder not to exceed 19.99%) of the Company’s outstanding shares of Common Stock. The Series I Warrants contain customary provisions that adjust the Exercise Price and the number of Warrant Shares in the event of a corporate transaction.

Pursuant to the Registration Rights Agreement, the Company has agreed to file by the earlier of four trading days following the filing of the Company’s annual report on Form 10-K with the Securities and Exchange Commission (the “Commission”) or April 10, 2020, a resale registration statement with the Commission to register for subsequent resale the shares of Common Stock issued in the Financing and the Warrant Shares.

The description of the terms and conditions of the SPA and the Registration Rights Agreement and the rights and obligations of the Company and the Investors in connection therewith are qualified by reference in their entirety to the definitive terms and conditions of the SPA and the Registration Rights Agreement, forms of which are attached as Exhibit 10.1 and Exhibit 10.2 hereto and incorporated herein by reference. A description of the Series I Warrants herein is qualified in its entirety by the text of the Series I Warrants, which is filed as Exhibit 4.1 hereto.

The SPA and the Registration Rights Agreement are being filed in order to provide investors and the Company’s shareholders with information regarding their terms and in accordance with applicable rules and regulations of the Commission. Pursuant to each of the SPA and Registration Rights Agreement, each of the Company and the Investors made customary representations, warranties and covenants and agreed to indemnify each other for certain losses arising out of breaches of such representations, warranties, covenants and other specified matters. The representations, warranties and covenants were made by the parties to and solely for the benefit of each other and any expressly intended third party beneficiaries in the context of all of the terms and conditions of the agreements and in the context of the specific relationship between the parties. Accordingly, investors and shareholders should not rely on the representations, warranties and covenants. Furthermore, investors and shareholders should not rely on the representations, warranties and covenants as characterizations of the actual state of facts or continuing intentions of the parties, since they were only made as of the date of the agreements. Information concerning the subject matter of such representations, warranties and covenants may change after the date of the agreements, which subsequent information may or may not be fully reflected in the Company’s reports or other filings with the Commission.

Item 3.02. Unregistered Sales of Equity Securities.

The disclosures set forth in Item 1.01 above are incorporated by reference. The issuance by the Company of the shares of Common Stock and the Series I Warrants in the Financing was made in reliance on Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”) and Rule 506(b) of Regulation D as promulgated by the United States Securities and Exchange Commission and pursuant to Regulation S of the Securities Act to non-U.S. investors.

Item 7.01. Regulation FD Disclosure.

On December 9, 2019, the Company issued a press release with respect to the information set forth above. A copy of the press release is furnished as Exhibit 99.1 and is incorporated herein by reference. The disclosure in this Item 7.01 (including the exhibit) shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”), or otherwise subject to the liabilities of Section 18, nor shall it be deemed incorporated by reference in any of the Company’s filings under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent, if any, expressly set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Exhibit Description
4.1	Form of Series I Warrant
10.1	Form of Securities Purchase Agreement, dated December 6, 2019 by and among the Company and the purchasers party thereto.
10.2	Form of Registration Rights Agreement, dated December 6, 2019 by and among the Company and the purchasers party thereto.
99.1	Press Release of Windtree Therapeutics, Inc., dated December 9, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: December 9, 2019	Windtree Therapeutics, Inc. By: /s/ Craig Fraser Craig Fraser President and Chief Executive Officer